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As filed with the Securities and Exchange Commission on February 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HF Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	46-0418532 (I.R.S. Employer Identification Number)

225 South Main Avenue
Sioux Falls, SD 57104
(605) 333-7556
(Address, Including Zip Code, and Telephone Number of Principal Executive Offices)

HF Financial Corp.
2002 Stock Option and Incentive Plan
(Full Title of the Plan)

Curtis L. Hage
Chairman, President and Chief Executive Officer
HF Financial Corp.
225 South Main Avenue
Sioux Falls, SD 57104
(605) 333-7556
(Name, Address, including Zip Code,
and Telephone Number, including Area Code,
of Agent for Service)	Joseph T. Kinning, Esq. Amy E. Dahl, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 3400 City Center 33 South Sixth Street Minneapolis, MN 55402 (612) 343-2800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value	750,000	$15.375	$11,531,250	$1,060.88

(1)
This Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the HF Financial Corp. 2002 Stock Option and Incentive Plan as the result of any future stock dividend, stock split or similar adjustment to the outstanding common stock.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, paragraphs (c) and (h), under the Securities Act. The calculation of the registration fee is based upon a per share price of $15.375, which was the average of the high and low sale prices of the shares of common stock, par value $.01, of HF Financial Corp. on February 6, 2003, as reported for such date by the Nasdaq National Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by HF Financial Corp. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, as amended by Amendment No. 1 to the Form 10-K for the fiscal year ended June 30, 2002, filed with the Commission on January 22, 2003.

  (b)
  The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002; the Company's Current Report on Form 8-K dated July 11, 2002, filed with the Commission on July 17, 2002; the Company's Current Report on Form 8-K dated December 19, 2002, filed with the Commission on December 20, 2002; the Company's Current Report on Form 8-K dated January 31, 2003, filed with the Commission on February 5, 2003; and the Company's Current Report on Form 8-K dated February 4, 2003, filed with the Commission on February 11, 2003.

  (c)
  The description of the Company's common stock, par value $.01, contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on March 2, 1992.

  (d)
  The description of the Company's common stock, par value $.01, contained in the Company's Registration Statement on Form 8-A, filed with the Commission on October 28, 1996.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article NINTH of the Company's Certificate of Incorporation provides for indemnification of directors and officers of the Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article NINTH also provides for the authority to purchase insurance with respect thereto.

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate (iii) with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

        Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by a majority vote of the corporation's directors who are not parties to such proceeding even though less than a quorum; or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or (iii) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.

        Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

        Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, excluding certain liabilities under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 filed on December 6, 1991 (File No. 33-44383)).
4.2	By-Laws of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 filed on December 6, 1991 (File No. 33-44383).
4.3
Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.P., dated October 23, 1996 (incorporated by reference to the Company's Registration Statement on Form 8-A, filed with the Commission on October 28, 1996).
4.4	HF Financial Corp. 2002 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on September 27, 2002).
5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith)
23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, LLP (filed herewith)
24.1	Power of Attorney (filed herewith)

ITEM 9. UNDERTAKINGS.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar amount would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to the Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on January 22, 2003.

HF FINANCIAL CORP.
By: /s/ CURTIS L. HAGE Curtis L. Hage Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ CURTIS L. HAGE Curtis L. Hage	Chairman, President and Chief Executive Officer (Principle Executive Officer)	January 22, 2003
/s/ DARREL L. POSEGATE Darrel L. Posegate	Senior Vice President and Chief Financial Officer (Principle Financial and Accounting Officer)	January 22, 2003
/s/ ROBERT L. HANSON Robert L. Hanson	Director	January 22, 2003
/s/ JOELLEN G. KOERNER JoEllen G. Koerner	Director	January 22, 2003
/s/ JEFFREY G. PARKER Jeffrey G. Parker	Director	January 22, 2003
/s/ WILLIAM G. PEDERSON William G. Pederson	Director	January 22, 2003
/s/ STEVEN R. SERSHEN Steven R. Sershen	Director	January 22, 2003
/s/ THOMAS L. VAN WYHE Thomas L. Van Wyhe	Director	January 22, 2003
*
Curtis L. Hage, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated directors of the Registrant (constituting a majority of the directors) pursuant to a Power of Attorney filed with the Commission as Exhibit 24.1 hereto.

January 22, 2003	By: /s/ CURTIS L. HAGE
	Name:	Curtis L. Hage
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Page
4.1	Certificate of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 filed on December 6, 1991 (File No. 33-44383)).	—
4.2	By-Laws of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 filed on December 6, 1991 (File No. 33-44383).	—
4.3	Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.P., dated October 23, 1996 (incorporated by reference to the Company's Registration Statement on Form 8-A, filed with the Commission on October 28, 1996).	—
4.4	HF Financial Corp. 2002 Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on September 27, 2002).	—
5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.	7
23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)	—
23.2	Consent of McGladrey & Pullen, LLP	8
24.1	Power of Attorney	9

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX